Exhibit 8.1

Modern Times Group MTG AB (publ)
List of Significant Subsidiaries

Name	Country	Ownership Interest	Voting Interest
MTG Broadcasting AB	Sweden	100%	100%
Viasat AB	Sweden	100%	100%
Viasat Film AB	Sweden	100%	100%
Strix Television AB	Sweden	100%	100%
Kilohertz AB	Sweden	100%	100%
MTG Holding AB	Sweden	100%	100%
MTG Russia AB	Sweden	100%	100%
Modern Times Group MTG A/S	Denmark	100%	100%
Viasat A/S Danmark	Denmark	100%	100%
Modern Times Group MTG AS	Norway	100%	100%
P4 Radio Hele Norge AS	Norway	100%	100%
Viasat AS Norge	Norway	100%	100%
Viasat Broadcasting UK. Ltd.	United Kingdom	100%	100%
FTV Prima spol s.r.o.	Czech Republic	50%	50%